EXHIBIT 2.1

MERGER AGREEMENT

     THIS MERGER AGREEMENT (together with the annexed Schedules and Exhibits and Seller’s Disclosure Letter and Purchaser’s Disclosure Letter, the “Agreement”) is made and entered into this 16th day of March, 2005, by and among Cenuco, Inc., a Delaware corporation (“Purchaser”), Hermes Holding Company, Inc., a Delaware corporation (“Merger Sub”), and Hermes Acquisition Company I LLC, a Delaware limited liability company (“Seller”). Capitalized terms shall have the meanings ascribed to them in this Agreement.

RECITALS

     A. The Board of Directors of Purchaser and Merger Sub and the managers and members of Seller deem it advisable and in the best interests of each party that Purchaser and Seller combine in order to advance the long-term business interests of Purchaser and Seller;

     B. The combination of Purchaser and Seller shall be effected through a merger (the “Merger”) of Merger Sub with and into Seller, as a result of which the separate existence of Merger Sub shall cease and Seller shall continue as the surviving entity of the Merger and as a wholly-owned subsidiary of Purchaser, and the Owners (as defined below) shall become stockholders of Purchaser;

     C. Concurrently with the execution of this Agreement, and as a condition and inducement to Seller’s willingness to enter into this Agreement, Purchaser and one or more stockholders of Purchaser have executed a Voting Agreement and Irrevocable Proxy in the form attached as Exhibit A (the “Voting Agreement”); and

     D. For Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and this Agreement and the Plan of Merger shall constitute a plan of reorganization pursuant to Section 368(a) of the Code.

     In consideration of the mutual representations, warranties and covenants in this Agreement, Purchaser, Merger Sub and Seller, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

     1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

     “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person.

     “Benefit Plan” shall mean any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, restricted stock, phantom stock, vacation, life, medical, dental, disability, workers’ compensation or other similar insurance, health insurance, life insurance, severance, separation or other employee benefit plan, policy or arrangement of any kind, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA (as defined below).

     “Closing” shall have the meaning as provided in Article IV.

     “Closing Date” shall mean the date on which the Closing is held as provided in Article IV.

     “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

     “Commission” shall mean the Securities and Exchange Commission.

     “Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated January 24, 2005, among Purchaser, Seller and Hermes Real Estate I LLC.

     “Contract” shall mean any license agreement, lease, franchise, contract, agreement, commitment or other binding written or oral arrangement (including any amendments, extensions or replacements thereof).

     “Environmental Laws” shall mean, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Resource Conservation and Recovery Act, 42. U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., as any of the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

     “Environmental Matter” shall mean any matter arising out of, relating to, or resulting from pollution or protection of the environment.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     “FDA” shall mean the United States Food and Drug Administration.

     “Governmental Authority” means any domestic, foreign, international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity.

     “Indemnification Agreement” shall mean the Indemnification Agreement among Purchaser and each of its directors, in the form of Exhibit B attached hereto.

     “Intellectual Property Rights” shall mean patents, copyrights, trademarks, trade names and service marks, as well as registrations of or applications to register any of the foregoing, or any other material proprietary rights, inventions, trade secrets, or know-how or processes.

     “Liability” or “Liabilities” shall mean, with respect to a Person, all indebtedness, obligations and other liabilities of any kind or nature whatsoever, whether absolute or contingent, known or unknown, liquidated or unliquidated, due or to become due, accrued or not accrued, including, but not limited to, liabilities for Taxes.

     “Lien” shall mean any mortgage, pledge, assessment, security interest, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract or title retention contract, or any contract to give any of the foregoing.

     “Material Adverse Effect” (a) shall mean, with respect to Seller, any circumstance, change in, or effect on the business or assets of Seller (including its Subsidiaries) that, individually or in the aggregate with other circumstances: (i) is, or is reasonably likely to be, materially adverse to Seller (including its Subsidiaries), the business or assets of Seller (including its Subsidiaries), or the prospects, results of operations or the condition (financial or otherwise) of Seller (including its Subsidiaries), or (ii) is reasonably likely to adversely affect the ability of Seller to operate or conduct its business in the manner in which it is currently operated or conducted by Seller (including its Subsidiaries); provided, however, that a Material Adverse Effect shall not include any event, change, occurrence, circumstance or development resulting from: (a) any changes that generally affect the industries in which Seller (including its Subsidiaries) operates its business; (b) any changes in general economic, financial, political, market or regulatory conditions; or (c) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response or reaction to any of the foregoing; and

     (b) shall mean, with respect to Purchaser, any circumstance, change in, or effect on the business or assets of Purchaser (including its Subsidiaries) that, individually or in the aggregate with other circumstances: (i) is, or is reasonably likely to be materially adverse to the assets, Liabilities or financial condition of Purchaser (including its Subsidiaries), or (ii) is reasonably likely to have a material adverse affect on the ability of Purchaser (including its Subsidiaries) to operate or conduct its business in the manner in which it is currently operated or conducted by Purchaser; provided, however, that a Material Adverse Effect shall not include any event, change, occurrence, circumstance or development resulting from: (a) any changes that generally affect the industries in which Purchaser (including its Subsidiaries) operates its business; (b) any changes in general economic, financial, political, market or regulatory conditions; or (c) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response or reaction to any of the foregoing.

     “Merger Shares” shall mean an aggregate of 25,324,104 shares of Purchaser’s common stock, $.001 par value per share (“Purchaser Common Stock”), as adjusted pursuant to the Plan of Merger, based upon the closing share price of Purchaser Common Stock on the date of this Agreement. The Merger Shares are to be delivered to the Owners pursuant to the Plan of Merger. “Purchaser Common Stock” shall mean the common stock and any other common equity securities issued by Purchaser, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

     “Merger Proxy Statement” shall mean the Proxy Statement (or if appropriate, Information Statement) of Purchaser referred to in Section 10.1, to be filed with the Commission and sent to Purchaser’s stockholders covering (a) the approval of the Merger Agreement and the issuance of the Merger Shares pursuant to the Plan of Merger, (b) the approval of the change of Purchaser’s corporate name to “Lander Co., Inc.” or another name designated by Seller, (c) the approval, if necessary, of a change of Purchaser’s auditors to KPMG, (d) the approval of an increase in the number of authorized shares of Purchaser Common Stock to not less than 100,000,000 shares, and (e) such other matters as are appropriate and necessary to consummate the transactions contemplated by this Agreement.

     “1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations of the Commission promulgated thereunder.

     “Order” means any order, judgment, injunction, award, decree or writ handed down or imposed by any Governmental Authority.

     “Ordinary Course of Business” shall mean, with respect to a Person, the ordinary course of operating such Person’s business (including the business of its Subsidiaries) in a manner consistent with such Person’s past custom and practice (including with respect to general quantity, frequency and manner of operating).

     “Owners” shall mean the Persons listed on Schedule 2.2 along with their respective percentage of ownership interests, who are the owners of all the equity interests in the Seller.

     “Permits and Approvals” shall mean all licenses, permits, franchises, approvals and authorizations by or from Governmental Authorities or third parties held by a Person in connection with the operation of its business and/or the ownership or possession of its assets.

     “Permitted Encumbrances” shall mean (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (ii) any statutory Lien arising in the Ordinary Course of Business by operation of law with respect to Liabilities that are not yet due or delinquent, (iii) any minor imperfection of title or similar Lien which, individually or in the aggregate with other such Liens, does not impair the value of the property subject to such Lien or interfere with the use of such property in the conduct of a Person’s business, (iv) Liens or deposits in connection with workers’ compensation, unemployment insurance, social security obligations and other similar statutory obligations, (v) good faith deposits made in connection with contracts or leases to which a Person is a party, or other deposits required to be made in the Ordinary Course of Business, (vi) mechanics’, workers’ compensation, materialmen’s, carriers, or other similar Liens arising in the Ordinary Course of Business, and (vii) any Liens reflected in the financial statements referred to in Section 6.3 and Section 7.5.

     “Person” shall mean an individual or a corporation, limited liability company, partnership, trust or other entity.

     “Plan of Merger” shall mean the Plan of Merger to be executed and delivered by Purchaser, Merger Sub and Seller at the Closing, substantially in the form of Exhibit C.

     “Purchaser’s Disclosure Letter” shall mean the letter prepared and delivered by Purchaser to Seller and containing certain information disclosed pursuant to this Agreement.

     “Rule 144” shall mean Rule 144 promulgated by the Commission under the Securities Act.

     “Securities Act” shall mean the Securities Act of 1933, as amended, and the regulations of the Commission promulgated thereunder.

     “Seller’s Disclosure Letter” shall mean the letter prepared and delivered by Seller to Purchaser and containing certain information disclosed pursuant to this Agreement.

     “Subsidiary” shall mean any Person in which Seller or Purchaser owns, directly or indirectly, 50% or more of the capital stock or other equity interests and shall include, with respect to Seller, Lander Co., Inc., a Delaware corporation, Lander Co. Canada Limited, a Canadian corporation, and Hermes Real Estate I LLC, a New York limited liability company, and with respect to Purchaser, Barrington University, Inc., an Alabama corporation, Cenuco, Inc., a Florida corporation, Academy of Health Sciences and Nutrition, Inc., a Florida corporation, and Merger Sub.

     “Subsidiaries” shall mean the Subsidiaries, collectively, of a Person. Unless the context otherwise requires, references to Seller or Purchaser in this Agreement shall include the Subsidiaries of each such Person.

     “Tax” or “Taxes” shall mean any and all taxes of any kind (together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, but not limited to, federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, property, ad valorem, value added, capital stock, franchise, withholding, payroll, social security, employment, excise, workers’ compensation, unemployment compensation or other taxes, assessments, duties, tariffs, imposts, fees, levies or other governmental charges of any nature whatever.

ARTICLE II

MERGER

     2.1 Merger. On the Closing Date, Purchaser, Merger Sub and Seller shall execute and deliver and consummate the Plan of Merger. Subject to the provisions of this Agreement, on the Closing Date a certificate of merger in such form as is required by the relevant provisions of the Delaware General Corporation Law and the Delaware Limited Liability Company Act (the “Certificate of Merger”) shall be duly executed and acknowledged and thereafter delivered to the Secretary of the State of Delaware for filing, immediately after the Closing. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”). At the Effective Time, Merger Sub shall be merged with and into Seller, and the separate existence of Merger Sub shall cease and Seller shall continue as the surviving entity of the Merger and as a wholly-owned subsidiary of Purchaser. At the Effective Time, the effect of the Merger shall be as provided in the Delaware General Corporation Law.

     2.2 Merger Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Seller or Purchaser, each equity interest in the Seller issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a pro-rata percentage of the Merger Shares in accordance with Schedule 2.2 and the Plan of Merger. Evidence of the issuance of the Merger Shares shall be delivered to the Seller at the Closing. As soon as practicable after the Effective Time, each Owner shall be entitled, upon evidence of transfer of such Owner’s equity interests in the Seller, to receive its pro-rata percentage of the Merger Shares, and thereafter all rights in respect of such Owner’s equity interests in the Seller shall cease to exist. All shares of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

     2.3 Restrictions.

          (a) The Merger Shares are to be issued in transactions exempt from the registration requirements of the Securities Act. Purchaser’s reliance upon these exemptions is predicated in part upon Seller’s and each Owner’s representation and agreement that the Merger Shares will be acquired for the Owner’s own account and not with a view to, or for resale in connection with, any distribution or public offering. The Merger Shares may not be transferred or resold without (i) registration under the Securities Act and compliance with applicable state securities laws, or (ii) an exemption from the registration requirements of the Securities Act and applicable state securities laws. Upon compliance with the requirements of this paragraph (a) and paragraph (b) of this Section 2.3, each Owner that is a limited liability company may transfer the Merger Shares, or its right to receive Merger Shares, to the owner or owners of the equity interests in such limited liability company, provided that such transferees shall be subject to the restrictions set forth in this Section 2.3.

          (b) Each Owner shall deliver to Purchaser a representation letter and investor questionnaire in customary form that is reasonably acceptable to Purchaser (the “Representation

Letter and Investor Questionnaire”) which shall include without limitation, representations that the Owner can bear the economic risk of its investment in the Merger Shares and, together with any “purchaser representative,” has such knowledge and experience in financial and business matters as to be capable of evaluating the risks of an investment in the Merger Shares. Each Owner and its advisors, if any, has been provided and had the opportunity to review all of Purchaser’s documents filed with the Commission and have had access to additional materials relating to the business, finances and operations of the Purchaser and the opportunity to ask questions and receive answers concerning the terms and conditions of the offering. Each Owner acknowledges that he or it has consulted with his or its own consultant for any legal, financial or tax advice relevant to his or its decision to exchange its respective interests for the Merger Shares and that Purchaser has not provided any legal, financial or tax advice with respect to such decision. Each Owner understands that prior to the effectiveness of the registration statement contemplated by Section 9.10, the Merger Shares will be “restricted securities” under the Securities Act, which may be resold without registration under the Securities Act in only limited circumstances. Each Owner understands the resale limitations on the Merger Shares imposed by the Securities Act. Purchaser may, unless a registration statement is in effect covering such Merger Shares, place stop transfer orders with its transfer agent with respect to such certificates in accordance with Federal securities laws of the United States.

          (c) The certificates representing the Merger Shares initially shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR DISPOSED OF, IN WHOLE OR IN PART, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

          (d) Once any of the Merger Shares cease to be subject to the restrictions set forth above, the Owners may sell, transfer or trade the Merger Shares without restriction. At any time thereafter, at the request of any Owner, the legend referred to above shall promptly be removed from such Owner’s stock certificates.

     2.4 Rule 144. With a view to making available to the Owners the benefits of Rule 144 and any other similar rules and regulations of the Commission which may at any time permit the Owners to sell or distribute without registration the Merger Shares, Purchaser agrees to file with the Commission in a timely manner all reports and other documents required to be filed by it under the 1934 Act, and to take any other actions necessary or appropriate to permit the Merger Shares to be sold under Rule 144, including, but not limited to, promptly furnishing any requested opinion of counsel to Purchaser’s transfer agent and the removal of any restrictive legend from the stock certificates representing the Merger Shares.

     2.5 Alternative Transaction Structures. The parties may mutually agree to change the method of effecting the business combination described herein, including, without limitation, by merging Seller into a wholly-owned direct Subsidiary of Purchaser, so long as the transaction qualifies as a tax-free reorganization under the Code. Each party shall reasonably cooperate with the other in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantially affect this Agreement or the rights and obligations of the parties); provided, however, that any such Subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement and, unless otherwise mutually agreed to by the parties, that any actions taken pursuant to this Section 2.5 shall not (i) alter the kind or amount of consideration to be issued to the Owners, (ii) adversely affect the tax consequences of the Owners or (iii) otherwise cause any closing condition not to be capable of being fulfilled (unless waived in writing by the party entitled to the benefits thereof).

     2.6 Dissenting Owners. Any equity interests in the Seller that are issued and outstanding immediately prior to the Effective Time and that are held by an Owner who properly exercises appraisal or dissenters’ rights (the “Dissenting Units”) will not be converted into the right to receive the Merger Shares unless and until such Owner shall have failed to perfect, or shall have effectively withdrawn or lost, such Owner’s right to appraisal or dissent under applicable law. Any such Owner of Dissenting Units shall be entitled only to receive the value of such equity interests in the Seller as determined in accordance with applicable law upon receipt by Purchaser of evidence of transfer of such Dissenting Units to Purchaser. If any such Owner shall have failed to perfect or shall have effectively withdrawn or lost their appraisal or dissenters’ rights, then as of the occurrence of such event, each equity interest in the Seller held by such Owner shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Merger Shares to which such Owner is entitled to receive pursuant to Section 2.2. The Seller shall give Purchaser (i) prompt notice of any notice or demand for appraisal or dissenters’ rights received by the Seller and (ii) the right to participate in all negotiations and proceedings with respect to any such demands or notices.

ARTICLE III

DELIVERIES

     3.1 Seller’s Deliveries. At the Closing on the Closing Date, subject to the terms and conditions set forth in this Agreement, Seller shall make the following deliveries to Purchaser:

          (a) A certificate, dated as of the Closing Date, executed by a manager of Seller, certifying to resolutions of Seller approving and authorizing the execution, delivery and performance by Seller of this Agreement and each of the agreements to be executed and delivered by Seller at the Closing and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the Persons signing any document or instrument on behalf of Seller);

          (b) A good standing certificate for Seller and each Subsidiary from the secretary of state of the state of its organization, dated as of a date not earlier than 30 days prior to the Closing Date;

          (c) A certificate, dated as of the Closing Date, executed by a manager of Seller, to the effect that the representations and warranties made by Seller in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and that Seller has performed and complied in all material respects with all of the terms, covenants and conditions set forth in this Agreement that are to be performed or complied with by them before or as of the Closing Date;

          (d) Indemnification Agreements, duly executed by each Owner or Affiliate of an Owner who is to become a director of Purchaser pursuant to this Agreement;

          (e) Representation Letters and Investor Questionnaires, duly executed by the Owners;

          (f) An opinion of Seller’s counsel substantially in the form of Exhibit D;

          (g) Certifications duly signed by Seller and its Owners certifying that Seller and its Owners are not “foreign persons” within the meaning of Section 1445 of the Code and Section 1.1445-2 of the Treasury Regulations promulgated thereunder, and are not “disregarded entities” under Section 301.7701-3 of the Treasury Regulations, in such form as may be reasonably requested by Purchaser in order to comply with Treasury Regulations promulgated pursuant to Code Section 1445; and

          (h) All other items or documents reasonably necessary or appropriate under this Agreement.

     3.2 Purchaser’s Deliveries. At the Closing on the Closing Date, subject to the terms and conditions set forth in this Agreement, Purchaser shall make the following deliveries to Seller and the Owners:

          (a) Evidence of written authorization to Purchaser’s transfer agent to issue certificates representing the Merger Shares to the Owners pursuant to this Agreement;

          (b) A certificate, dated as of the Closing Date, executed by the President of Purchaser, certifying to resolutions of the Board of Directors and stockholders of Purchaser approving and authorizing the execution, delivery and performance by Purchaser of this Agreement and each of the agreements to be executed and delivered by Purchaser at the Closing and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing any document or instrument on behalf of Purchaser).

          (c) A certificate, dated as of the Closing Date, executed by the President of Merger Sub, certifying to resolutions of the Board of Directors and stockholder of Merger Sub approving and authorizing the execution, delivery and performance by Merger Sub of this

Agreement and each of the agreements to be executed and delivered by Merger Sub at the Closing and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing any document or instrument on behalf of Merger Sub).

          (d) A Certificate of Good Standing for Purchaser and each Subsidiary from the secretary of state of the state of its organization, dated as of a date not earlier than 30 days prior to the Closing Date;

          (e) A certificate, dated as of the Closing Date, executed by the President of Purchaser, to the effect that the representations and warranties made by Purchaser in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as such date, and that Purchaser has performed and complied in all material respects with all of the terms, covenants and conditions set forth in this Agreement that are to be performed or complied with by it before or as of the Closing Date;

          (f) The Indemnification Agreements, duly executed by Purchaser;

          (g) An opinion of Purchaser’s counsel substantially in the form of

          Exhibit E; and

          (h) All other items or documents reasonably necessary or appropriate under this Agreement.

ARTICLE IV

CLOSING

     Subject to the terms and conditions of this Agreement, the closing of the transactions provided for in this Agreement (the “Closing”) shall take place at the offices of Taylor, Colicchio & Silverman, LLP, 99 Park Avenue, New York, New York 10016, at 10:00 A.M. local time on the later to occur of (i) June 30, 2005 or (ii) the third business day following the satisfaction or waiver of all of the conditions specified in Articles XI and XII, or on such later date and at such other time and place as may be mutually agreed upon by the parties (the “Closing Date”), to be effective as of 12:01 A.M. local time on the Closing Date.

ARTICLE V

INVESTIGATION

     5.1 Access to Seller Information. From and after the date of this Agreement and through the Closing Date, Seller shall afford to the officers and representatives of Purchaser reasonable access to Seller’s premises (during normal business hours and on reasonable notice), business and books and records and will assist Purchaser in the conduct of Purchaser’s due diligence, including by providing copies of all financial information, agreements and materials reasonably requested for a full understanding of Seller’s financial condition, assets, liabilities and business. All inquiries and requests for information shall be made by Purchaser or its representatives only to Mark Massad or Joseph Falsetti and Purchaser agrees not to contact any employees, customers or suppliers of Seller or its Subsidiaries or discuss the proposed transaction with any such Persons without the prior written consent of Mark Massad or Joseph Falsetti. Any and all information disclosed by Seller to Purchaser shall remain in strict confidence and shall be subject to the Confidentiality Agreement.

     5.2 Access to Purchaser Information. From and after the date of this Agreement and through the Closing Date, Purchaser shall afford to the officers and representatives of Seller reasonable access to Purchaser’s premises (during normal business hours and on reasonable notice), business and books and records and will assist Seller in the conduct of Seller’s due diligence, including by providing copies of all financial information, agreements and materials reasonably requested for a full understanding of Purchaser’s financial condition, assets, liabilities and business. Any and all information disclosed by Purchaser to Seller shall remain in strict confidence and shall be subject to the Confidentiality Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Purchaser that, except as specifically disclosed in Seller’s Disclosure Letter, the following statements are true and correct as of the date of this Agreement:

     6.1 Organization. Seller is a limited liability company duly organized and existing and in good standing under the laws of the state of its formation and has all requisite limited liability company power and authority to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated, or such business is now conducted. Each Subsidiary of Seller is a corporation or limited liability company duly organized and existing and in good standing under the laws of its jurisdiction of incorporation, is wholly-owned by Seller and has all requisite power and authority to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated, or such business is now conducted. Except as listed in Section 1.1, Seller has no Subsidiaries. Seller and its Subsidiaries are qualified to do business in each jurisdiction where the nature of the business requires qualification, except where the failure to qualify would not reasonably be likely to have a Material Adverse Effect on Seller and/or its Subsidiaries. This Agreement has been duly authorized, executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. The Owners are the sole equity owners of Seller. The states of residence of the Owners are set forth in their respective Representation Letters and Investor Questionnaires. There are no other holders of options, warrants or other equity interests in Seller and no outstanding rights to purchase any equity interests in Seller.

     6.2 Title; Adequacy of Assets. Seller and its Subsidiaries have good and marketable title to, or in the case of leased property and assets, valid leasehold interests in, their property and assets, free and clear of any Liens other than Permitted Encumbrances. The property and assets owned or leased by Seller and its Subsidiaries constitute, in the aggregate, all of the assets and properties necessary to conduct the business in the manner in which and to the extent to which such business is currently being conducted.

     6.3 Financial Statements.

          (a) Seller has delivered to Purchaser its combined financial statements for the fiscal year ended February 29, 2004 (the “Seller’s Statements”). Seller’s Statements were audited and certified by KPMG, certified public accountants. Seller’s Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the combined financial condition of Seller as of their dates and the combined results of operations of Seller for such periods.

          (b) Seller has delivered to Purchaser its combined unaudited financial statements for the ten-month period ended January 1, 2005 (the “Seller’s Interim Statements”). Seller’s Interim Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, subject, however, to normal year-end adjustments and to the absence of footnotes and other presentation items. Seller’s Interim Statements present fairly in all material respects the combined financial condition of Seller as of their date and the combined results of operations of Seller for the period then ended.

     6.4 Liabilities. Except as and to the extent reflected or reserved against in Seller’s Statements or Seller’s Interim Statements, as the case may be, or otherwise disclosed in or pursuant to this Agreement, and except for such Liabilities as have arisen in the Ordinary Course of Business since the date of Seller’s Interim Statements, Seller has no Liabilities or knowledge of any Liabilities that, in either case, could reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries or on Seller’s ability to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

     6.5 Non-Breach, Etc. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller will not, after all required consents of third parties and Governmental Authorities are obtained, (a) result in a breach of any of the terms or conditions of, or constitute a default under, any Contract or obligation to which Seller or any Subsidiary is now a party or by which it or any of its properties or assets are bound, (b) violate any law or Order of any Governmental Authority applicable to Seller or any Subsidiary, or (c) conflict with or result in a breach of the terms, conditions or provisions of the Certificate of Formation or Operating Agreement of Seller or the charter documents of its Subsidiaries. Neither the execution and delivery by the Seller of this Agreement nor the consummation by the Seller of the transactions contemplated hereby will require any consent, approval or authorization of, or filing or registration with, any Governmental Authority, other than filings required under the Plan of Merger, the 1934 Act, the Securities Act or applicable state securities and “Blue Sky” laws.

     6.6 Contracts. Seller has provided Purchaser with correct and complete copies of all of the material Contracts of Seller and its Subsidiaries. Seller has performed in all material respects all obligations required to be performed by it to date, and is not in breach or default under, any material Contracts to which Seller or any of its Subsidiaries is a party, except where the failure to perform, breach or default would not reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries. To the best knowledge of Seller, the other parties to such Contracts are not in breach or default in any material respect under any such Contracts.

     6.7 Litigation. Seller’s Disclosure Letter describes all material claims, actions, suits, proceedings or investigations pending or, to the best knowledge of Seller, threatened against Seller or any Subsidiary before or by any Person or Governmental Authority; and Seller and its Subsidiaries are not operating under or subject to, or in default with respect to, any Order of any Governmental Authority.

     6.8 Compliance with Laws. Seller and its Subsidiaries are in compliance in all material respects with applicable provisions of all laws, regulations and Orders applicable to Seller and its Subsidiaries. There are no products which have been recalled by Seller or its Subsidiaries (whether voluntarily or otherwise) at any time since June 13, 2003 or, to the best of the knowledge of Seller, proceedings (whether completed or pending) by the FDA or any other Governmental Authority at any time since June 13, 2003 seeking the recall, suspension or seizure of any products of Seller or its Subsidiaries.

     6.9 Intellectual Property Rights. Seller and its Subsidiaries have all Intellectual Property Rights necessary for the conduct of their business as presently conducted. The conduct by Seller and its Subsidiaries of their business does not, to the best knowledge of Seller, infringe in any material respect on the Intellectual Property Rights of any third party, and no claim has been asserted to such effect.

     6.10 Environmental Compliance. Seller and its Subsidiaries have complied in all material respects with and are in compliance with all Environmental Laws applicable to them except for such instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller and its Subsidiaries. Seller and its Subsidiaries hold all Permits and Approvals required pursuant to Environmental Laws and are in compliance with such Permits and Approvals except for the failure to hold such Permits and Approvals and such instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller and its Subsidiaries.

     6.11 Conduct of Business. Except as disclosed in the Seller’s Interim Statements and except as contemplated by this Agreement, since the date of the Seller’s Interim Statements, Seller has operated its business (including the business of its Subsidiaries) only in the Ordinary Course of Business, and Seller has not incurred any Liabilities, except for (i) Liabilities disclosed in the Seller’s Statements or the Seller’s Interim Statements, as the case may be, and (ii) such Liabilities as have arisen in the Ordinary Course of Business since the date of the Seller’s Interim Statements, none of which newly arisen Liabilities could reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries.

     6.12 Permits and Approvals. All material Permits and Approvals required for Seller and its Subsidiaries to operate their business have been obtained and are in effect. Seller and its Subsidiaries have performed in all material respects all obligations required to be performed by them to the date of this Agreement under, and are not in default under, any Permits and

Approvals or the laws, regulations and requirements of the licensing and permit authorities, except to the extent that any failure to perform or any default with respect to such Permits and Approvals would not reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries.

     6.13 Insurance. Each of Seller and its Subsidiaries is covered by insurance in scope and amount customary and reasonable for its business. Seller has made available to Purchaser (a) a current insurance schedule, and (b) copies of Seller’s material insurance policies as of the date of this Agreement.

     6.14 Labor Controversies. There are no material controversies pending or, to the best knowledge of Seller, threatened, between Seller or any Subsidiary and (a) any union or (b) any of their employees. Seller and its Subsidiaries are in compliance with applicable labor laws except where failure to comply would not reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries.

     6.15 Pension and Profit Sharing Plans; Benefits. Seller and its Subsidiaries have no pension or profit sharing plans which cover any of their employees, except as disclosed in Seller’s Disclosure Letter. For each of Seller’s Benefit Plans as defined in Section 3(3) of ERISA, Seller has made available to Purchaser true and complete copies of (a) the plan document, (b) any related trust agreements, insurance contracts and other funding agreements, (c) summary plan descriptions, (d) the most recent IRS determination letter, if any, (e) the most recently filed annual report (Form 5500 Series) and (f) the most recent financial statements and actuarial reports, if any. Each of the Benefit Plans which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter and nothing has occurred since the date of such letter that would reasonably be expected to have a Material Adverse Effect on the qualification of the plan under Section 401(a) of the Code. Seller and its Subsidiaries have performed and complied with all of their material obligations under or with respect to their Benefit Plans and all such Benefit Plans have operated in all material respects in accordance with their respective terms and with all applicable laws, rules and regulations, and all material reports required by any Governmental Authority with respect to each such plan have been timely filed. All contributions required to be made or accrued to date to any of Seller’s Benefit Plans have been made or accrued. Seller’s Disclosure Letter contains a complete list of all material Benefit Plans provided by Seller and its Subsidiaries to their respective employees.

     6.16 Material Change. Since the date of Seller’s Interim Statements, there has been no change in the condition, financial or otherwise, of Seller or its assets or business, except changes occurring in the Ordinary Course of Business or which have not had or may reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries.

     6.17 Taxes. All material returns, reports, estimates, information returns and statements of any nature regarding Taxes required to be filed by Seller and its Subsidiaries have been filed when due. All of the information provided on such returns, reports, estimates, information returns and statements was true and correct in all material respects as of the date filed, and all material required Taxes of Seller and its Subsidiaries have been paid in full. All material Taxes of Seller and its Subsidiaries which are not yet due have either been fully accrued for and disclosed on the financial statements of Seller and its Subsidiaries, or have been paid. There is no

Tax deficiency outstanding, proposed or assessed against Seller or its Subsidiaries. Seller and its Subsidiaries are not under audit or examination by any taxing authority. Seller and its Subsidiaries have withheld and paid all Taxes to the appropriate governmental authority required to have been withheld and paid by them in connection with amounts paid or owing to any employee, independent contractor or other party. Seller and its Owners are not “foreign persons” within the meaning of Section 1445 of the Code and Section 1.1445-2 of the Treasury Regulations promulgated thereunder, and are not “disregarded entities” under Section 301.7701-3 of the Treasury Regulations. Seller and its Subsidiaries are not a party to any tax sharing or similar agreement, and have no obligation with respect to Taxes of any other person or entity pursuant to any Contract, tax sharing agreement, legal requirement or otherwise.

     6.18 Finders and Investment Bankers. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     6.19 Certain Contracts. Neither Seller nor any of its Subsidiaries is a party to or bound by (i) any non-competition agreement or any other agreement or obligation which purports to limit the manner in which, or localities in which, the current business of Seller and its Subsidiaries is conducted or (ii) any executory agreement or obligation which pertains to the acquisition or disposition of any business or asset, or which provides any third party any Lien, claim or preferential right with regard thereto, except, in the case of this clause (ii), for such agreements or obligations that would not reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries.

     6.20 Seller’s Disclosure Letter. The representations, warranties and statements of Seller contained in this Agreement and in the agreements, certificates, exhibits, documents, and schedules delivered by Seller to Purchaser pursuant to this Agreement, do not and will not contain any untrue statement of a material fact, and do not and will not omit to state material facts required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. Seller makes no representations or warranties with respect to, and expressly disclaims any representations and warranties with respect to, any financial projections, forecasts or other forward-looking financial or other information provided, or to be provided, to Purchaser in connection with the transactions contemplated by this Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES BY PURCHASER

     Purchaser represents and warrants to Seller that, except as specifically disclosed in the Purchaser’s Disclosure Letter, the following statements are true and correct as of the date of this Agreement:

     7.1 Organization. Each of Purchaser and its Subsidiaries is a corporation, duly organized, validly existing and in good standing under the laws of the state of its organization, and has all requisite corporate power and authority to own its properties and to carry on its business as and in the places where such properties are now owned, leased or operated, or such business is now conducted. Except as listed in Section 1.1, Purchaser has no Subsidiaries. Each Subsidiary is wholly-owned by Purchaser. Purchaser and its Subsidiaries are qualified to do business in each jurisdiction where the nature of the business requires such qualification, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on Purchaser and/or its Subsidiaries. Purchaser has previously delivered to Seller certified copies of its certificate of incorporation and by-laws, and the certificates of incorporation and by-laws of Cenuco, Inc., a Florida corporation, and Merger Sub, none of which has been amended since the date of such delivery. This Agreement has been duly authorized by the Board of Directors of Purchaser and executed and delivered by Purchaser and constitutes a legal valid and binding agreement of Purchaser enforceable in accordance with its terms. This Agreement has been duly authorized by the Board of Directors and sole stockholder of Merger Sub and executed and delivered by Merger Sub and constitutes a legal, valid and binding agreement of Merger Sub enforceable in accordance with its terms.

     7.2 Title; Adequacy of Assets. Purchaser and its Subsidiaries have good and marketable title to their property and assets, or in the case of leased property and assets, valid leasehold interests therein, free and clear of any Liens other than Permitted Encumbrances. The property and assets owned or leased by Purchaser and its Subsidiaries constitute, in the aggregate, all of the assets and properties necessary to conduct the business in the manner in which and to the extent to which such business is currently being conducted.

     7.3 Capitalization. Purchaser is authorized to issue 25,000,000 shares of Purchaser Common Stock, $ .001 par value per share, and 1,000,000 shares of Preferred Stock, $ .001 par value per share. As of the date of this Agreement, there were 13,636,056 shares of Purchaser Common Stock issued and outstanding, 2,935,712 shares of Purchaser Common Stock were reserved for issuance pursuant to stock option plans and stock option agreements and warrants of Purchaser, and there were no outstanding rights to purchase any capital stock of Purchaser other than stock options and warrants with respect to an aggregate of 2,935,712 shares of Purchaser Common Stock. No shares of Purchaser’s Preferred Stock are outstanding. All issued and outstanding shares of Purchaser Common Stock (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) were not issued in violation of the terms of any agreement or other understanding binding upon Purchaser and (iii) were issued in compliance with all applicable charter documents of Purchaser and all applicable federal and state securities laws, rules and regulations. Purchaser has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Purchaser on any matter. Purchaser’s Disclosure Letter contains a complete list of all outstanding options, warrants and rights to purchase stock of Purchaser, including exercise prices and expiration dates. Copies of all agreements evidencing such options, warrants and rights to purchase have been delivered to Seller.

     7.4 Commission Filings. Since January 1, 2001, Purchaser has timely filed with the Commission all forms, reports and documents (including any Forms 8-K, Annual Reports on

Form 10-KSB, Quarterly Reports on Form 10-QSB, Form S-3 and Schedule 14A, all of which are listed in Purchaser’s Disclosure Letter) which it was required to file with the Commission. Purchaser will promptly notify Seller of any forms, reports and documents filed with the Commission after the date of this Agreement. All such forms, reports and documents filed since January 1, 2001, or to be filed by Purchaser with the Commission, including the Merger Proxy Statement (collectively, the “Purchaser Reports”) (a) were prepared, or will be prepared, in accordance with the Securities Act or the 1934 Act, as the case may be, and complied, or will comply, in all material respects with the rules and regulations thereunder and (b) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Seller is eligible to register its securities on SEC Form S-3.

     7.5 Financial Statements. The consolidated financial statements of Purchaser included within the Purchaser Reports fairly present in all material respects the consolidated financial position of Purchaser and the consolidated results of its operations as of the dates and for the periods to which they apply; such statements have been prepared in conformity with generally accepted accounting principles, applied on a consistent basis throughout the periods involved, and such financial statements comply with all applicable provisions of Regulation S-X of the Commission. The interim consolidated financial statements presented in such Purchaser Reports include all adjustments (subject only to normal recurring year-end adjustments and the absence of footnotes) necessary for a fair presentation of Purchaser’s consolidated financial position and consolidated results of operations as of the dates and for the periods presented therein. The balance sheets included in such statements reflect all material Liabilities required to be reflected in or disclosed on such balance sheets or in the notes thereto in accordance with generally accepted accounting principles.

     7.6 Liabilities. Except as and to the extent reflected or reserved against in the financial statements included in the Purchaser Reports or otherwise disclosed in or pursuant to this Agreement, and except for such Liabilities as have arisen in the Ordinary Course of Business of Purchaser since the date of the such financial statements, Purchaser has no Liabilities or knowledge of any Liabilities that, in either case, could have a Material Adverse Effect on Purchaser and its Subsidiaries or on Purchaser’s ability to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

     7.7 Non-Breach, Etc. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Purchaser will not, after all required consents of third parties and Governmental Authorities are obtained, (a) result in a breach of any of the terms or conditions of, or constitute a default under, any Contract or obligation to which Purchaser or any Subsidiary is a party or by which it or any of its properties or assets are bound, (b) violate any law or Order of any Governmental Authority applicable to Purchaser or any Subsidiary, or (c) conflict with or result in a breach of the terms, conditions or provisions of the certificate of incorporation or by-laws of Purchaser or the charter documents of its Subsidiaries. Neither the execution and delivery by the Purchaser of this Agreement nor the consummation by the Purchaser of the transactions contemplated hereby will require any consent, approval or authorization of, or filing or registration with, any Governmental Authority, other than filings required under the Plan of Merger, the 1934 Act, the Securities Act or applicable state securities and “Blue Sky” laws.

     7.8 Contracts. Purchaser has provided Seller with correct and complete copies of all of the material Contracts of Purchaser and its Subsidiaries. Purchaser has performed in all material respects all obligations required to be performed by it, and is not in breach or default under, any material Contracts to which Purchaser or any of its Subsidiaries is a party, except where failure to perform, breach or default would not reasonably be expected to have a Material Adverse Effect on Purchaser and/or its Subsidiaries. To the best knowledge of Purchaser, the other parties to such Contracts are not in breach or default in any material respect under any such Contracts.

     7.9 Litigation. Purchaser’s Disclosure Letter describes all material claims, actions, suits, proceedings or investigations pending or, to the best knowledge of Purchaser, threatened against Purchaser or any Subsidiary before or by any Person or Governmental Authority; and Purchaser and its Subsidiaries are not operating under or subject to, or in default with respect to, any Order of any Governmental Authority.

     7.10 Compliance with Laws. Purchaser and its Subsidiaries are in compliance in all material respects with applicable provisions of all laws, regulations and orders applicable to Purchaser and its Subsidiaries, including without limitation, the Securities Act and the 1934 Act.

     7.11 Intellectual Property Rights. Purchaser and its Subsidiaries have all Intellectual Property Rights necessary for the conduct of their business as presently conducted. The conduct by Purchaser and its Subsidiaries of their business does not, to the best knowledge of Purchaser, infringe in any material respect on the Intellectual Property Rights of any third party, and no claim has been asserted to such effect.

     7.12 Environmental Compliance. Purchaser and its Subsidiaries have complied in all material respects with and are in compliance with all Environmental Laws applicable to them, except for such instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser and its Subsidiaries. Purchaser and its Subsidiaries hold all Permits and Approvals required pursuant to Environmental Laws and are in compliance with such Permits and Approvals, except for the failure to hold such Permits and Approvals and such instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser and its Subsidiaries.

     7.13 Conduct of Business. Except as disclosed in the Purchaser Reports, since the date of the most recent Purchaser Report, Purchaser and its Subsidiaries have operated their business only in the Ordinary Course of Business, and Purchaser has not incurred any material Liabilities, except for (i) Liabilities disclosed in the Purchaser Reports, and (ii) such Liabilities as have arisen in the Ordinary Course of Business of Purchaser since the date of the most recent Purchaser Report, none of which newly-arisen Liabilities could reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries.

     7.14 Permits and Approvals. All material Permits and Approvals required for Purchaser and its Subsidiaries to operate their business have been obtained and are in effect. Purchaser and its Subsidiaries have performed in all material respects all obligations required to be performed by them under, and are not in default under, any Permits and Approvals or the laws, regulations and requirements of the licensing and permit authorities, except to the extent that any failure to perform or any default with respect to such Permits and Approvals would not reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries.

     7.15 Insurance. Each of Purchaser and its Subsidiaries is covered by insurance in scope and amount customary and reasonable for its business. Purchaser has made available to Seller (a) a current insurance schedule and (b) a copy of Purchaser’s directors’ and officers’ liability insurance policy and all other material insurance policies of Purchaser.

     7.16 Labor Controversies. There are no material controversies pending or, to the best knowledge of Purchaser, threatened, between Purchaser and its Subsidiaries and (a) any union or (b) any of Purchaser’s employees. Purchaser and its Subsidiaries are in compliance with applicable labor laws except where failure to comply would not reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries. None of Purchaser or any of its Subsidiaries is a party to any collective bargaining agreements.

     7.17 Pension and Profit Sharing Plans; Benefits. Purchaser and its Subsidiaries have no pension or profit sharing plans which cover any of their employees, except as disclosed in Purchaser’s Disclosure Letter. For each of Purchaser’s Benefit Plans as defined in Section 3(3) of ERISA, Purchaser has made available to Seller true and complete copies of (a) the plan document, (b) any related trust agreements, insurance contracts and other funding agreements, (c) summary plan descriptions, (d) the most recent Internal Revenue Service determination letter, if any, (e) the most recently filed annual report (Form 5500 Series) and (f) the most recent financial statements and actuarial reports, if any. Each of the Benefit Plans which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter and nothing has occurred since the date of such letter that would reasonably be expected to have a Material Adverse Effect on the qualification of the plan under Section 401(a) of the Code. Purchaser and its Subsidiaries have performed and complied with all of their material obligations under or with respect to their Benefit Plans and all such Benefit Plans have operated in all material respects in accordance with their respective terms and with all applicable laws, rules and regulations, and all material reports required by any Governmental Authority with respect to each such plan have been timely filed. All contributions required to be made or accrued to date to any of Purchaser’s Benefit Plans have been made or accrued. Purchaser’s Disclosure Letter contains a complete list of all material Benefit Plans provided by the Purchaser and its Subsidiaries to their respective employees.

     7.18 Material Change. Since the date of the most recent Purchaser Report, there has been no material change in the financial condition of Purchaser or its assets or business, except changes occurring in the Ordinary Course of Business, or which have not had or may reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries.

     7.19 Taxes. All material returns, reports, estimates, information returns and statements of any nature regarding Taxes required to be filed by Purchaser and its Subsidiaries have been filed when due. All of the information provided on such returns, reports, estimates, information returns and statements was true and correct in all material respects as of the date filed, and all material required Taxes have been paid in full. All material Taxes of Purchaser and its Subsidiaries which are not yet due have either been fully accrued for or disclosed on the financial statements of Purchaser and its Subsidiaries, or have been paid. There is no Tax deficiency outstanding, proposed or assessed against Purchaser or any of its Subsidiaries. Purchaser and its Subsidiaries are not under audit or examination by any taxing authority. Purchaser and its Subsidiaries (a) have withheld and paid all Taxes to the appropriate Governmental Authority required to have been withheld and paid by them in correction with amounts paid to any employee, independent contractor or other party, and (b) have no obligations with respect to any Contract, tax sharing agreement, legal requirement or otherwise.

     7.20 Finders and Investment Bankers. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser or its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     7.21 Vote Required. The affirmative vote of holders of a majority of the voting power of the outstanding Purchaser Common Stock, voting as a single class, is the only vote necessary to adopt this Agreement and the Plan of Merger and the transactions contemplated hereby.

     7.22 Certain Approvals. Purchaser’s Board of Directors has taken all necessary and appropriate action to render inapplicable to the Merger and the transactions contemplated by this Agreement the restrictions contained in Section 203 of the Delaware General Corporation Law and any other “fair price,” “moratorium,” control share acquisition, interested stockholder or other similar antitakeover provision or regulation and any restrictive provision of any antitakeover provision in the certificate of incorporation or bylaws of Purchaser.

     7.23 Certain Contracts. Neither Purchaser nor any of its Subsidiaries is a party to or bound by (i) any non-competiton agreement or any other agreement or obligation which purports to limit the manner in which, or localities in which, the current business of Purchaser and its Subsidiaries is conducted or (ii) any executory agreement or obligation which pertains to the acquisition or disposition of any business or asset, or which provides any third party any Lien, claim or preferential right with regard thereto, except, in the case of this clause (ii), for such agreements or obligations that would not reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries.

     7.24 Purchaser Disclosure Letter. The representations, warranties and statements of Purchaser contained in this Agreement and in the agreements, certificates, exhibits, documents, and schedules delivered by Purchaser to Seller pursuant to this Agreement, do not and will not contain any untrue statement of a material fact, and do not and will not omit to state material facts required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

ARTICLE VIII

COVENANTS OF SELLER

     8.1 Action by Seller. From the date of this Agreement to the Effective Time, Seller will not take or permit to be taken any action that is within its management and control, or do or permit to be done anything in the conduct of its business or otherwise within its management and control, which would be contrary to or in breach of any of the terms or conditions of this Agreement, or which would cause any of the representations and warranties of Seller to be untrue in any material respect as of the Effective Time.

     8.2 Regulatory and Other Authorization; Consents. Seller shall use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and third parties that may be or become necessary for the performance of its obligations as contemplated by this Agreement.

     8.3 Notice of Developments. Prior to the Effective Time, Seller shall promptly notify Purchaser in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which may reasonably be expected to result in any material breach of a representation or warranty or covenant of Seller in this Agreement or which may reasonably be expected to have the effect of making any representation or warranty of Seller in this Agreement untrue or incorrect in any material respect as of the respective dates of such events, circumstances, facts and occurrences, and (b) all other material developments that could have a Material Adverse Effect on Seller or on Seller’s ability to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

     8.4 Further Action. Seller shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done, all things reasonably necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers, as may be reasonably required to carry out the provisions of this Agreement and consummate the transactions contemplated by this Agreement.

     8.5 Conduct of Business. Except as otherwise contemplated by this Agreement, from the date of this Agreement until the Effective Time, Seller and its Subsidiaries will maintain and preserve their business and will operate their business in the Ordinary Course of Business consistent with past practice and will use their best efforts to maintain their employees and relationships with their licensors, suppliers, distributors and clients, and will not:

          (a) incur any Liabilities, except for Liabilities as may arise in the Ordinary Course of Business;

          (b) sell or transfer to any third party any material assets, except in the Ordinary Course of Business;

          (c) enter into any transaction involving or relating to their business except in the Ordinary Course of Business or as contemplated by this Agreement;

          (d) increase the compensation payable, or to become payable to any of their employees including, but not limited to, any bonus payment or deferred compensation, except in the Ordinary Course of Business;

          (e) increase any benefits to employees under any Benefit Plans of Seller, except in the Ordinary Course of Business;

          (f) make any payments, distributions, dividends, or other transfers of property (whether by sale, dividend or in any other fashion) to any Owner, except for payments in the Ordinary Course of Business;

          (g) incur any indebtedness for borrowed money, except in the Ordinary Course of Business;

          (h) take any action that would result in any representation or warranty being or becoming untrue;

          (i) authorize the issuance of any of its equity interests (other than in connection with the exercise of currently outstanding options or warrants) or any other securities exercisable or exchangeable for or convertible into equity interests of Seller, or repurchase, redeem, purchase or otherwise acquire for value any equity interests or any other securities exercisable or exchangeable for or convertible into equity interests or reclassify combine, split or subdivide, directly or indirectly, any of its equity interests; or

          (j) commit to do any of the foregoing.

     8.6 Maintenance of Insurance. Seller shall continue to carry, to the extent reasonably available, all existing insurance (or similar replacement insurance).

ARTICLE IX

COVENANTS OF PURCHASER

     9.1 Action by the Purchaser. From the date of this Agreement to the Effective Time, Purchaser will not take or permit to be taken any action that is within its management and control or do or permit to be done anything in the conduct of the business of Purchaser or otherwise within its management and control, which would be contrary to or in breach of any of the terms or conditions of this Agreement, or which would cause any of the representations and warranties of Purchaser to be untrue in any material respect as of the Effective Time.

     9.2 Regulatory and Other Authorization; Consents. Purchaser shall use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and third parties that may be or become necessary for performance of its obligations as contemplated by this Agreement.

     9.3 Notice of Developments. Prior to the Effective Time, Purchaser shall promptly notify Seller in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which may reasonably be expected to result in any material breach of a representation or warranty or covenant Purchaser in this Agreement, or which may reasonably be expected to have the effect of making any representation or warranty of Purchaser in this Agreement untrue or incorrect in any material respect as of the respective dates of such events, circumstances, facts and occurrences, and (b) all other material developments that could have a Material Adverse Effect on Purchaser or on Purchaser’s ability to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

     9.4 Further Action. Purchaser shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things reasonably necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate the transactions contemplated by this Agreement.

     9.5 Conduct of Business. Except as otherwise contemplated by this Agreement, from the date of this Agreement until the Effective Time, Purchaser and its Subsidiaries will maintain and preserve their business and will operate their business in the Ordinary Course of Business consistent with past practice and will use their reasonable efforts to maintain their licensors, suppliers, distributors and customers and will not:

          (a) incur any Liabilities, except for Liabilities as may arise in the Ordinary Course of Business;

          (b) sell or transfer to any third party any material assets, except in the Ordinary Course of Business;

          (c) enter into any transaction involving or relating to their business except in the Ordinary Course of Business or as contemplated by this Agreement;

          (d) increase the compensation payable, or to become payable to any of their employees including, but not limited to, any bonus payment or deferred compensation, except in the Ordinary Course of Business;

          (e) increase any benefits to employees under any Benefit Plans of Purchaser, except in the Ordinary Course of Business;

          (f) make any payments, distributions, dividends, or other transfers of property (whether by sale, dividend or in any other fashion) to any stockholder, except for payments in the Ordinary Course of Business;

          (g) incur any indebtedness for borrowed money;

          (h) except pursuant to the exercise of options outstanding on the date of this Agreement, issue or purchase any shares of capital stock or any options, warrants or rights to purchase shares of capital stock or any securities or obligations convertible into or exchangeable for shares of capital stock;

          (i) take any actions that would result in any representation or warranty being or becoming untrue;

          (j) amend their certificates of incorporation or by-laws; or

          (k) commit to do any of the foregoing.

     9.6 Maintenance of Insurance. Purchaser shall continue to carry, to the extent reasonably available, all existing insurance (or similar replacement insurance).

     9.7 Non Solicitation of Proposals. During the term of this Agreement, Purchaser agrees that it and its Subsidiaries (i) will not (and Purchaser will not permit its or its Subsidiaries’ officers, directors, employees, agents or representatives, including any investment banker, attorney or accountant retained by Purchaser or any of its Subsidiaries) to solicit, initiate or encourage (including by way of furnishing non-public information) any inquiry, proposal or offer (including any proposal or offer to its stockholders) with respect to a third party tender offer, merger, consolidation, business combination or similar transaction involving any assets or class of capital stock of Purchaser, or any acquisition of capital stock of Purchaser (any such proposal, offer or transaction being referred to as an “Acquisition Proposal”) or participate or engage in any discussions or negotiations concerning an Acquisition Proposal; and (ii) will immediately cease and cause to be terminated any existing discussion or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.

     9.8 Employee Benefits. As of the Effective Time, Purchaser agrees to honor and to cause its Subsidiaries to honor, all Employee Benefit Plans of Seller and its Subsidiaries set forth in Seller’s Disclosure Letter, which are maintained or entered into by Seller or any of its Subsidiaries prior to the date hereof.

     9.9 Reports. Purchaser shall promptly make available to Seller true and correct copies of any report, statement or schedule filed with the Commission subsequent to the date of this Agreement.

ARTICLE X

PROXY STATEMENT; AMERICAN STOCK EXCHANGE

     10.1 Proxy Statement.

          (a) As promptly as practicable after the date of this Agreement, Purchaser shall prepare and file with the Commission the Merger Proxy Statement. Purchaser will respond to any comments of the Commission and will use its reasonable best efforts to have the Merger Proxy Statement cleared by the Commission as promptly as practicable after such filing and will cause the Merger Proxy Statement to be mailed to its stockholders at the earliest practicable time. Purchaser will notify Seller promptly upon the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Merger Proxy Statement and will promptly furnish Seller with copies of all correspondence between Purchaser or any of its representatives, on the one hand, and the Commission, or its staff, on the other hand, with respect to the Merger Proxy Statement or the Merger. Purchaser will cause all documents that it is responsible for filing with the Commission to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Merger Proxy Statement, Purchaser will promptly inform Seller of such occurrence and cooperate in filing with the Commission or its staff, and/or mailing to stockholders of Purchaser, such amendment or supplement.

          (b) Purchaser shall make all filings it is required to make with respect to the Merger under the Securities Act, the 1934 Act, applicable state blue sky laws and the rules and regulations thereunder and the rules of the American Stock Exchange.

          (c) Seller will provide Purchaser with all necessary information concerning the Seller and its business, including financial statements and other financial information, in the form required to be included in the Merger Proxy Statement (including by reason of any Commission comments thereto or subsequent requests thereon). Such information shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Seller or any of its Subsidiaries, or their respective managers, members, officers or directors, should be discovered by Seller and such information should be set forth in the Merger Proxy Statement, Seller shall promptly inform Purchaser of such event or circumstance. All documents that Seller is responsible for providing to Purchaser for filing with the Commission in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the 1934 Act and the rules and regulations thereunder.

     10.2 Listing. Purchaser agrees to use its reasonable best efforts to continue the listing of Purchaser Common Stock on the American Stock Exchange until the first to occur of the Effective Time or the termination of this Agreement and to list the Merger Shares on such Exchange.

     10.3 Stockholder Meeting. Purchaser, acting through its Board of Directors, shall, subject to and in accordance with applicable law and its certificate of incorporation and by-laws, promptly and duly call, give notice of, convene and hold as soon as practicable a special meeting of stockholders for the purposes described in the Merger Proxy Statement (the “Voting Proposal”). The Board of Directors of Purchaser shall, subject to and in accordance with applicable law and its certificate of incorporation and bylaws (i) recommend approval and adoption of the Voting Proposal by the stockholders of Purchaser and include in the Merger Proxy Statement such recommendation, (ii) not withdraw or modify such recommendation, and (iii) take all reasonable and lawful action to solicit and obtain such approval; provided, however, that the Board of Directors of Purchaser may withdraw or modify such recommendation if (but only if) such Board of Directors, after consultation with its outside legal counsel determines that it is required, in order to comply with its fiduciary duties to stockholders under applicable law, to withdraw or modify its recommendation as to the adoption of this Agreement and the Plan of Merger and the approval of the Merger.

     10.4 Voting Agreement. Bettinger has executed and delivered the Voting Agreement concurrently with the signing of this Agreement.

     10.5 American Stock Exchange. Buyer and Seller agree to work together in good faith and use commercially reasonable efforts to (a) list the Merger Shares on the American Stock

Exchange, subject to official notice of issuance, and (b) maintain the listing of Purchaser Common Stock on the American Stock Exchange so long as the Board of Directors shall determine in its good faith business judgment that it is in the best interests of Purchaser and its stockholders to maintain such listing.

ARTICLE XI

CONDITIONS PRECEDENT OF PURCHASER

     The obligations of Purchaser hereunder are subject to the conditions that, on or before the Closing Date:

     11.1 Representations and Warranties True at Closing. The representations and warranties of Seller contained in this Agreement or in any certificate or document delivered pursuant to the provisions of this Agreement or in connection with the transactions contemplated hereby shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made at and as of such date.

     11.2 Compliance with the Agreement. Seller shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

     11.3 Deliveries. The documents required under Article III shall be tendered by Seller for delivery to Purchaser at the Closing.

     11.4 No Proceeding or Litigation. No action or proceeding shall have been commenced or threatened by or before any Governmental Authority against Seller or Purchaser or any of their Subsidiaries seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable good faith determination of Purchaser, is likely to render it commercially impracticable or unlawful to consummate the transactions contemplated by this Agreement or which could reasonably be expected to have a Material Adverse Effect on Purchaser.

     11.5 No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect on Seller.

     11.6 Fairness Opinion, Approval. The Purchaser shall have received a fairness opinion from a recognized appraisal firm acceptable to Purchaser, confirming that the Merger is fair to the holders of Purchaser Common Stock from a financial point of view (the “Fairness Opinion”). The stockholders of Purchaser shall have approved the issuance of the Merger Shares as required by applicable law.

     11.7 Bettinger Employment Agreement. Purchaser shall have received an executed employment agreement from Bettinger to serve as the Vice President of Corporate Development and Investor Relations of the resulting entity for a term of three (3) years following the successful consummation of the Merger, in a form reasonably acceptable to both Purchaser and Seller. Such employment agreement shall provide for an annual salary of $250,000.00.

ARTICLE XII

CONDITIONS PRECEDENT OF SELLER

     The obligations of Seller hereunder are subject to the conditions that, on or before the Closing Date:

     12.1 Representations and Warranties True at Closing. The representations and warranties of Purchaser contained in this Agreement or in any certificate or document delivered pursuant to the provisions of this Agreement or in connection with the transactions contemplated hereby shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made at and as of such date.

     12.2 Compliance with the Agreement. Purchaser and Merger Sub shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it or them prior to or at the Closing Date.

     12.3 Deliveries. The stock certificates and documents required under Article III shall be tendered by Purchaser for delivery to Seller or the Owners, as applicable, at the Closing.

     12.4 No Proceeding or Litigation. No action or proceeding shall have been commenced or threatened by or before any court or governmental authority against Seller or Purchaser or any of their Subsidiaries seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which in the reasonable good faith determination of Seller, is likely to render it commercially impracticable or unlawful to consummate the transactions contemplated by this Agreement or which could reasonably be expected to have a Material Adverse Effect on Seller.

     12.5 No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect on Purchaser.

     12.6 Fairness Opinion; Approval. The Purchaser shall have received the Fairness Opinion. The stockholders of Purchaser shall have approved the issuance of the Merger Shares as required by applicable law.

     12.7 Resignations. Bettinger, Andrew Lockwood and Jack Phelan shall have resigned as members of the Board of Directors of Purchaser and three or more Persons designated by Seller shall have been elected as members of the Board of Directors of Purchaser. Each of the officers of Purchaser and its Subsidiaries shall have resigned their positions as officers.

     12.8 Cash. Purchaser shall have cash and cash equivalents on hand of approximately $6,000,000.00, subject to no Liens.

     12.9 Employment Agreement. Any and all Employment Agreements (written or oral) between Bettinger and Purchaser shall have been terminated without liability on the part of Purchaser.

ARTICLE XIII

TERMINATION

     13.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a) by mutual written consent of Seller and Purchaser;

          (b) by Seller or Purchaser if the Closing shall not have occurred by June 30, 2005; provided, however, that the right to terminate this Agreement pursuant to this Section 13.1(b) shall not be available to any party whose willful failure to perform any of its obligations under this Agreement results in the failure of the Closing to occur on or prior to such date;

          (c) by Purchaser upon a material breach of any representation, warranty, covenant or agreement of Seller or if any representation or warranty of Seller shall become untrue due to events or circumstances that cause or could reasonably be expected to result in a Material Adverse Effect on Seller;

          (d) by Seller, upon a material breach of any representation, warranty, covenant or agreement of Purchaser or if any representation or warranty of Purchaser shall become untrue due to events or circumstances that cause or could reasonably be expected to result in a Material Adverse Effect on Purchaser;

          (e) by Seller or Purchaser if there shall be any law or regulation enacted that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any Order or decree enjoining any party hereto from consummating the transactions contemplated by this Agreement is entered and such Order or decree shall become final and nonappealable;

          (f) by Seller or Purchaser, if Purchaser’s stockholders do not approve the Merger, the issuance of the Merger Shares or the other transactions contemplated by the Merger Proxy Statement and this Agreement; or

          (g) by Seller, if Seller has reasonably determined in good faith that any Purchaser Reports filed by Purchaser with the Commission contain an untrue statement of a material fact or shall omit to state a material fact necessary in order to make the statements therein not misleading.

     13.2 Effect of Termination. If this Agreement is terminated pursuant to Section 13.1, this Agreement shall become void and of no effect with no Liability on the part of any party to any other party, except (a) that any covenants, agreements or provisions of this Agreement that by their sense and context contemplated continued performance or observance by one or both parties following termination shall survive any such termination; and (b) for the Termination Fee or Purchaser expenses that may become payable pursuant to Section 13.4; provided, however, that nothing herein shall relieve any party from Liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which such breach causes a Material Adverse Effect on the other party or its Subsidiaries or the other party or its Subsidiaries’ business.

     13.3 Waiver. Seller may (a) extend the time for the performance of any of the obligations or other acts of Purchaser, (b) waive any inaccuracies in the representations and warranties of Purchaser contained herein or in any document delivered by Purchaser pursuant hereto, and (c) waive compliance with any of the agreements or conditions of Purchaser contained herein. Purchaser may (i) extend the time for the performance of any of the obligations or other acts of Seller, (ii) waive any inaccuracies in the representations and warranties of Seller contained herein or in any document delivered by Seller pursuant hereto or (iii) waive compliance with any of the agreements or conditions of Seller contained herein. Any such extension or waiver shall be valid only if set forth in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

     13.4 Termination Fees.

          (a) In order to induce Seller to (i) enter into this Agreement, (ii) incur substantial legal, accounting, due diligence and other expenses in connection with the proposed Merger and (iii) forego and terminate discussions with respect to other, alternative transactions, Seller has requested, and Purchaser has agreed to pay to Seller $500,000.00 (the “Termination Fee”) upon the occurrence of a “Termination Event. A “Termination Event” shall mean that Seller has terminated this Agreement pursuant to (i) Section 13.1(d), or (ii) Section 13.1(f), or (iii) Section 13.1(g). Any such Termination Fee shall be paid to Seller within ten (10) days after the date of the Termination Event.

          (b) In order to induce Purchaser to (i) enter into this Agreement, (ii) incur substantial legal, accounting, due diligence and other expenses in connection with the proposed Merger and (iii) forego and terminate discussions with respect to other, alternative transactions, Seller has agreed, in the event Purchaser terminates this Agreement pursuant to Sections 13.1(c) that Seller shall pay or reimburse Purchaser for all reasonable, necessary and documented fees and expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement and in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the other agreements and documents to be executed and/or delivered in connection herewith, including without limitation, legal, accounting, consulting and other professional fees. Any such expenses shall be paid to Purchaser within ten (10) days after presentation to Seller of appropriate documentation.

ARTICLE XIV

NONSURVIVAL OF REPRESENTATIONS

     None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.

ARTICLE XV

MISCELLANEOUS

     15.1 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or by certified mail, postage prepaid, by overnight delivery service or by telecopier to the respective parties at the following addresses (or at such other address or telecopier number for a party contained in a notice given in accordance with this Article XV):

     (a) To Seller:

c/o Lander Co., Inc. One Palmer Square, Suite 330 Princeton, NJ 08542 Attn: Mark I. Massad Telecopier No.: 609-924-7250

           with a copy to:

Taylor, Colicchio & Silverman, LLP 99 Park Avenue, Suite 1703 New York, NY 10016 Attn: Stephen B. Silverman, Esq. Telecopier No.: (212) 661-5060

     (b) To Purchaser or Merger Sub:

Cenuco, Inc. 6421 Congress Avenue, Suite 201 Boca Raton, Florida 33487 Attn: Steven Bettinger Telecopier No.: (561) 994-4363

           with a copy to:

Akerman Senterfitt 350 East Las Olas Boulevard Suite 1600 Fort Lauderdale, Florida 33301 Attn: David C. Ristaino, Esq. Telecopier No.: (954) 463-2224

     The delivery of all such notices, requests, demands and other communications shall be effective upon receipt.

     15.2 Entire Agreement; Modification. This Agreement contains the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter of this Agreement (except for the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms after the Closing under this Agreement or if the Closing does not take place). This Agreement may not be amended except by an instrument in writing signed by or on behalf of the party sought to be charged with such amendment.

     15.3 Expenses. Whether or not the transactions contemplated hereby are consummated, each of the parties shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement and all transactions contemplated hereby, including, but not limited to, all fees and expenses of agents, representatives, counsel, financial advisors and accountants.

     15.4 Assignment. This Agreement shall not be assignable by any party without the prior written consent of the other parties.

     15.5 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement or any agreement, document or other materials delivered pursuant to or in connection with this Agreement.

     15.6 Governing Law. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of New York as though executed and fully performed within the State of New York and without regard to the conflict of laws principles applied in the State of New York. To the fullest extent permitted by law (a) each party irrevocably subjects itself to the exclusive jurisdiction of the federal and state courts located in New York County, New York, for the purposes of any action, suit or proceeding (collectively, “Action”) arising out of this Agreement or any transaction contemplated hereby, (b) each party agrees to commence any Action relating to this Agreement or any transaction contemplated hereby exclusively in the federal or state courts located in New York County, New York, (c) each party agrees that service of any process, summons, notice or document to such party’s respective address set forth in, and served in the manner provided in Section 15.1, shall be effective service of process for any

Action with respect to any matters to which it has submitted to jurisdiction as set forth in this Article, and (d) each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in the federal and state courts located in New York County, New York, and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that (i) it or its assets is immune from jurisdiction of any such court or from any legal process commenced in such court, and (ii) the Action in any such court is brought in an inconvenient forum, that the venue of such Action is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such court.

     15.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Telecopied signatures on this Agreement shall be valid and effective for all purposes.

     15.8 Headings. The headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the interpretation of any provision of this Agreement. Reference to numbered “articles,” “sections,” and “paragraphs,” Schedules and to lettered “Exhibits,” refer to articles, sections and paragraphs of this Agreement and annexed Schedules and Exhibits.

     15.9 Public Announcement. Purchaser and Seller will consult with each other and will mutually agree upon any press releases or public filings or announcements pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press releases or make any such public filings or announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public filing or announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public filing or announcement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

     The parties have executed this Agreement as of the date written above.

PURCHASER: CENUCO, INC.
By:	/s/ Steven Bettinger
Steven Bettinger, President and Chief
Executive Officer

MERGER SUB: HERMES HOLDING COMPANY, INC.
By:	/s/ Steven Bettinger
Steven Bettinger,
President

SELLER: HERMES ACQUISITION COMPANY I LLC
By:	/s/ Joseph A. Falsetti
	Name:	Joseph Falsetti
	Title:	Manager